SUB-ITEM 77H







The following shareholders held greater than 25% of the outstanding shares of a series of the Series Trust as of February 29, 2016 but held below that threshold as of August 31,2015:






Fund

Shareholder

































































The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Series Trust during the period
August 31,2015 through February 29, 2016:







Fund

Shareholder





GMO BENCHMARK-FREE ALLOCATION SERIES FUND

TRUST COMPANY OF ILLINOIS

GMO GLOBAL EQUITY ALLOCATION SERIES FUND

STATE STREET BANK & TRUST COMPANY (Ally Financial)